Exhibit 10.1
UNSECURED PROMISSORY NOTE
THIS PROMISSORY NOTE PROVIDES FOR A BALLOON PAYMENT

Principal Sum: $1,000,000	Orange County, California

September 30, 2010
1. PROMISE TO PAY. For value received, the undersigned (“Maker”) promises to pay to the Alfonso G. Cordero and Mercy B. Cordero, Trustees of the Cordero Charitable Remainder Trust, or order (“Holder”), at P.O. Box 546, Zephyr Cove, NV 89448-0516, or at such other place as Holder may from time to time designate in writing, the principal sum of One Million Dollars ($1,000,000), with interest accruing on the unpaid principal balance of this Note from the date of this Note until paid at a rate of interest equal to Ten percent (10%) per annum (the “Note Rate”)
2. TERMS OF PAYMENT. Payments of interest only in the amount of Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($8,333.33) shall be made on the first (1st) day of each calendar month commencing November 1, 2010, and continuing on the first (1st) day of each month thereafter. On October 1, 2013 (the “Maturity Date”) all accrued interest and unpaid principal shall be due and payable. All payments shall be made in lawful money of the United States of America without setoff, deduction or counterclaim of any kind whatsoever. Maker may prepay this Note in full only on any date without premium or penalty; not partial prepayments may be made. Any partial payment shall be first applied to accrued interest, and then principal.
3. DEFAULT. At Holder’s option, without prior notice, and regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable upon the occurrence of any of the following events of default (an “Event of Default”): (a) Maker’s failure to make any payment when due under this Note, or (b) Maker’s failure to perform any of Maker’s other agreements contained in this Note within ten (10) days after receipt of written notice from Holder. No delay or omission on Holder’s part in exercising any right under this Note shall operate as a waiver of that right on any future occasion or of any other rights under this Note. All rights and remedies of Holder provided in this Note are cumulative and shall be in addition to all other rights and remedies provided by law.
4. LATE CHARGES. Lender shall be entitled to receive a late charge equal to Four Hundred Twenty Dollars ($420.00) if any monthly payment due hereunder is not received by the fifth (5th) day after such payment is due. Such late charges may be assessed automatically, without the requirement of any prior notice and without waiver of Lender’s right to accrue interest at the Default Rate, to accelerate the Loan, and/or to pursue any other default remedy under this Note. Late charges constitute reasonable compensation to Lender for the additional time and expense of handling and accounting for late payments.
5. DEFAULT RATE. Upon the occurrence of any Event of Default, and so long as such Event of Default is continuing, then at Holder’s election but without the need for any prior notification to Maker, interest shall accrue on the outstanding principal balance of the Note, any reimbursable collection costs, attorneys’ fees, advances to protect security, or other advances made by Lender, and any other amounts then due under the Note at a rate equal to the lesser of (a) five percent (5%) in excess of the Note Rate or (b) the maximum rate allowed by law (the “Default Rate”). Accrual of interest at the Default Rate is designed to compensate Holder for certain damages caused by such default, including the additional expenses in servicing the Note, the loss to Holder of the money due, and the frustration to Holder in meeting its other financial commitments. However, the accrual and payment of interest at the Default Rate shall not constitute a waiver of Holder’s right to demand an immediate cure of such default or to pursue any other default remedy.

6. COSTS AND ATTORNEYS’ FEES. If this Note is not paid when due or if any Event of Default shall occur or any dispute arise regarding the interpretation of this Note, Maker promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and legal costs, incurred by Holder in collecting amounts due under, or in enforcing or interpreting any of Holder’s rights provided in the terms and conditions of this Note.
7. SUCCESSORS; JOINT AND SEVERAL LIABILITY; CAPTIONS; MISCELLANEOUS. The covenants and agreement contained in this Note shall bind the successors and assigns of Maker and shall inure to the benefit of Holder and its successors and assigns. Diligence, demand, notice, presentment, notice of dishonor, grace, notice of protest and notice of intent to accelerate the maturity of this Note are waived by all makers, sureties, guarantors and endorsers of this Note. This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their heirs, personal representatives, successors, and assigns. The captions and headings of the paragraphs of this Note are for convenience only and are not to be used to interpret or define the provisions of this Note. This Note shall be governed by and construed in accordance with the laws of the State of California.
8. NOTICES. Any notice to Maker provided for in this Note shall be deemed given when received, if personally delivered, or when mailed by certified mail, return receipt requested, addressed to Maker at the address stated below, or to any other address as may then appear for Maker on the records of Holder. Any notice to Holder shall be deemed given when received, if personally delivered, or when mailed by certified mail, return receipt requested, addressed to Holder at the address stated in the first paragraph of this Note, or at any other address as may have been designated by written notice to Maker.
9. INTEREST RATE LIMITATION. If, from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder, at the time performance or fulfillment of such provision is due, shall involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if, from any circumstance whatever, Holder should ever receive as interest an amount that would exceed the highest lawful rate the amount that would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest.
10. WAIVER OF JURY TRIAL. MAKER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS AGREEMENT OR INSTRUMENT, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTION OF ANY PARTY HERETO. MAKER SHALL NOT SEEK TO CONSOLIDATE BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY MAKER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY HOLDER AND MAKER.

     IN WITNESS WHEREOF, Maker has duly executed this Note effective as of the date first above written.

“Maker” T-3 Motion, Inc., a Delaware corporation
By:	/s/ Ki Y. Nam
	Name:	Ki Y. Nam
	Title:	CEO & Chairman of the Board

By:	/s/ Kelly Anderson
	Name:	Kelly Anderson
	Title:	CFO

Address for Notices: 2990 Airway Avenue, Suite A Costa Mesa, CA 92626